Exhibit 99.1

FLOW INTERNATIONAL ANNOUNCES FOURTH

FISCAL QUARTER AND YEAR-END 2003 RESULTS

KENT, Wash., July 28, 2003—Flow International Corporation (Nasdaq: FLOW), the world’s leading developer and manufacturer of ultrahigh-pressure waterjet technology equipment used for cutting, cleaning (surface preparation) and food safety applications, today reported results for its fourth fiscal quarter and year ended April 30, 2003. On a consolidated basis, FLOW reported fiscal fourth quarter revenues of $31.7 million and a net loss of $15.6 million or $1.01 per diluted share, which includes non-cash impairment charges of $3.7 million. This compares to $46.8 million in revenue and a net loss of $6.3 million or $0.41 per diluted share in the fiscal fourth quarter of 2002, which includes non-cash impairment charges of $4.3 million. The Flow Waterjet Systems (“Waterjet Systems”) segment reported fourth quarter revenues of $26.5 million and a net loss of $7.5 million or $0.49 per diluted share. Avure Technologies (“Avure”) recorded revenues of $5.3 million and a net loss of $8.0 million or $0.52 per diluted share, including the impairment charge.

For the year, the company recorded consolidated revenues of $144.1 million and a net loss of $70.0 million or $4.56 per diluted share, which includes $36.5 million of charges related to accounts receivable and inventory reserves, intangible and long lived asset impairment, allowances for deferred tax assets and other charges. Of the $36.5 million in charges, $32.8 million was recognized during the third quarter. This compares to $176.9 million in revenue and a net loss of $6.0 million or $0.39 per diluted share for fiscal 2002, which includes non-cash impairment charges of $4.3 million.

“As we work to conclude the first stage of our two-year restructuring, we have already made significant progress towards restoring the foundation on which we can rebuild this company,” stated Stephen R. Light, Flow’s President and Chief Executive Officer. “To that end, we accomplished some exacting and necessary steps to reduce headcount and shrink our manufacturing base down to a core on which we can operate profitably. We will continue to execute our restructuring plan to reduce debt and restore profitability, while leveraging increasing demand for our waterjets.”

Banking Update

The Company anticipates that this morning, Monday July 28th, the company will sign an amended and restated credit agreement with its senior Lenders, which is effective April 30, 2003 and expires August 1, 2004. In addition, the company also anticipates signing this morning, an amendment to its subordinated debt agreement, which is effective April 30, 2003. These agreements require the company to maintain minimum EBITDA levels, as well as put limits on spending levels for research and engineering and capital asset purchases.

Restructuring and Operations

In the third fiscal quarter of 2003, the company announced a comprehensive two-year restructuring plan designed to return the company to profitability through consolidation of facilities and operations, reductions in headcount, and closure or divestiture of selected company business units. Since then, the company has taken the following steps:

■	Sold its non-core, oil well decommissioning services business, Hydrodynamic Cutting Services (“HCS”) to UWG of England, the proceeds have been applied to debt.

■	Sold long term notes receivable for net proceeds of $8.6 million.

■	Tightened controls on working capital, releasing approximately $6 million for debt repayment.

■	Reduced receivable days outstanding by 19% through intensive collection efforts, as well as by implementing tighter pre-shipment financial controls to ensure payment.

■	Shortened factory lead times to improve supplier coordination and reduce raw materials inventory by 14%.

■	Reduced headcount by approximately 70 employees, or roughly 15% of the workforce since January 1, 2003.

■	Commenced closure of the company’s European manufacturing operation, to consolidate the company’s European and domestic operations at its Jeffersonville, Indiana facility later in calendar 2003. These efforts are intended to increase purchasing and manufacturing economies of scale, as well as leverage the cost advantages associated with a weak U.S. dollar compared to the Euro.

■	Retained The Food Partners, LLC, an investment banking firm that specializes in the food industry, to develop and implement value-maximizing strategic alternatives for Avure.

Segment Review

Waterjet Systems: For the quarter, total Waterjet Systems reported revenues of $26.5 million and a net loss of $7.5 million. Revenues decreased 20%, as a result of continued weakness in the automotive and aerospace business, as well as in the broader machine tool market. Within total segment sales:

■	Systems revenues for the year were $15.9 million, a 34% decrease due to the impact of economic contraction in the US and Europe. This decrease was further exacerbated by weak demand in the domestic automotive and aerospace sectors. In an effort to offset the effects of the weakness in automotive and aerospace, the company focused its sales efforts of its articulated robotic cutting systems, which have been traditionally sold into automotive plants, into non-automotive applications.

■	Consumables spare parts revenues increased 18% to $10.6 million as a result of increased machine utilization and an associated higher parts consumption, as well as the recent introduction of proprietary productivity enhancing kits.

■	Domestically, Waterjet shapecutting revenues declined 18% during the quarter, as compared to the domestic machine cutting tool market, which recorded a decline of 26% during the same period, according to the Association for Manufacturing Technology.

■	Outside the United States, Waterjet’s Systems revenue growth was positively influenced by Asia, where revenues increased 27% for the quarter, driven largely by sales into China. Additionally, in Korea, changes in lending policies have provided capital to FLOW’s traditional small- and mid-sized customer businesses. European operations were negatively impacted by the continued slowing of the overall economy and weakening customer financial stability, resulting in a $2.8 million or 39% decrease in revenues. In addition to the planned closure of the European manufacturing operations, FLOW recently retained a new general manager in Europe, changed its pricing structure, and accelerated payment terms in an effort to offset any additional future impact of these trends.

Avure Technologies: For the quarter, Avure recorded revenues of $5.3 million and a net loss of $8.0 million.

■	As expected, Avure’s General Press revenues decreased 63% to $3.2 million during the quarter, with the majority of the decline outside of the United States. Based on a number of recent orders, the Company expects General Press revenues to increase in fiscal 2004. General Press revenues vary from year to year due to the nature of their long sales and production cycles, which can range from one to four years and have a manufacturing period of 6 to 18 months.

■	Avure’s Fresher Under Pressure revenues decreased 59% to $2.0 million during the quarter. While the company received orders during the quarter, it plans to deliver already-completed systems. Accordingly, these specific orders do not qualify for percentage of completion accounting and the corresponding revenue will be recognized upon delivery and acceptance in a later period. Accordingly, where there would have historically been percentage of completion in the quarter, revenue recognition has been deferred until installation and acceptance.

About Flow International

Flow provides total system solutions for various industries, including automotive, aerospace, paper, job shop, surface preparation, and food production. For more information, visit www.flowcorp.com.

This press release contains forward-looking statements relating to future events or future financial performance that involve risks and uncertainties. The words “believe,” “expect,” “intend,” “anticipate,” variations of such words and similar expressions identify forward-looking statements but their absence does not mean that the statement is not forward-looking. These statements are only predictions and actual results could differ materially from those anticipated in these statements based on a number of risk factors, including those set forth in the April 30, 2002, Flow International Corporation Form 10-K Report filed with the Securities and Exchange Commission. Forward-looking statements in this press release include, without limitation, statements regarding the continued execution of our restructuring plan to reduce debt and restore profitability, while leveraging increasing demand for our waterjets, the anticipated signing of two credit agreements, the anticipated closure of our European operations and related benefits and the expectation that General Press revenues will increase in fiscal 2004. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this announcement.

Flow International Corporation

Statement of Operations

Divisional Breakdown

(Unaudited)

Dollars in thousands, except per share data

	Three Months ended April 30, 2003			Three Months ended April 30, 2002
	Flow Waterjet Systems	Avure Technologies	Consolidated	Flow Waterjet Systems	Avure Technologies	Consolidated
Revenues	$26,460	$5,274	$31,734	$33,131	$13,622	$46,753
Cost of goods sold	18,557	4,146	22,703	21,659	9,107	30,766

Gross margin	7,903	1,128	9,031	11,472	4,515	15,987
Operating expenses	13,026	8,530	21,556	16,016	5,367	21,383

Operating loss	(5,123)	(7,402)	(12,525)	(4,544)	(852)	(5,396)
Interest expense, net	(1,532)	(1,586)	(3,118)	(1,319)	(743)	(2,062)
Other income (expense), net	49	(330)	(281)	(1,672)	(174)	(1,846)

Loss before taxes	(6,606)	(9,318)	(15,924)	(7,535)	(1,769)	(9,304)
Income tax expense (benefit)	639	(1,290)	(651)	(2,558)	(601)	(3,159)

Loss before discontinued operations	(7,245)	(8,028)	(15,273)	(4,977)	(1,168)	(6,145)
Discontinued operations, net of tax	(282)	—	(282)	(142)	—	(142)

Net loss	$(7,527)	$(8,028)	$(15,555)	$(5,119)	$(1,168)	$(6,287)

Diluted loss per share	$(0.49)	$(0.52)	$(1.01)	$(0.33)	$(0.08)	$(0.41)

Flow International Corporation

Statement of Operations

Divisional Breakdown, Cont’d.

(Unaudited)

Dollars in thousands, except per share data

	Year ended April 30, 2003			Year ended April 30, 2002
	Flow Waterjet Systems	Avure Technologies	Consolidated	Flow Waterjet Systems	Avure Technologies	Consolidated
Revenues	$121,833	$22,282	$144,115	$127,763	$49,127	$176,890
Cost of goods sold	88,259	19,815	108,074	79,029	28,790	107,819

Gross margin	33,574	2,467	36,041	48,734	20,337	69,071
Operating expenses	60,407	22,291	82,698	49,331	18,318	67,649

Operating (loss) income	(26,833)	(19,824)	(46,657)	(597)	2,019	1,422
Interest expense, net	(5,405)	(5,914)	(11,319)	(5,262)	(3,561)	(8,823)
Other expense, net	(1,262)	(3,071)	(4,333)	(1,869)	(407)	(2,276)

Loss before taxes	(33,500)	(28,809)	(62,309)	(7,728)	(1,949)	(9,677)
Income tax expense (benefit)	8,375	(1,195)	7,180	(2,627)	(663)	(3,290)

Loss before discontinued operations	(41,875)	(27,614)	(69,489)	(5,101)	(1,286)	(6,387)
Discontinued operations, net of tax	(523)	—	(523)	391	—	391

Net loss	$(42,398)	$(27,614)	$(70,012)	$(4,710)	$(1,286)	$(5,996)

Diluted loss per share	$(2.76)	$(1.80)	$(4.56)	$(0.31)	$(0.08)	$(0.39)

Flow International Corporation

Consolidated Statement of Operations

(Unaudited)

Dollars in thousands, except per share data

	Three months ended April 30,			Year ended April 30,
	2003	2002	% Change	2003	2002	% Change
Revenues	$31,734	$46,753	-32%	$144,115	$176,890	-19%
Cost of goods sold	22,703	30,766	-26%	108,074	107,819	0%

Gross margin	9,031	15,987	-44%	36,041	69,071	-48%

Operating expenses:
Marketing	9,133	8,247	11%	36,180	31,404	15%
Research and engineering	3,177	4,092	-22%	13,501	14,889	-9%
General and administrative	5,576	4,748	17%	22,202	17,060	30%
Impairment charges	3,670	4,296	-15%	10,815	4,296	152%

Operating expenses	21,556	21,383	1%	82,698	67,649	22%

Operating (loss) income	(12,525)	(5,396)	132%	(46,657)	1,422	NM
Interest expense, net	(3,118)	(2,062)	51%	(11,319)	(8,823)	28%
Other expense, net	(281)	(1,846)	-85%	(4,333)	(2,276)	90%

Loss before taxes	(15,924)	(9,304)	71%	(62,309)	(9,677)	NM
Income tax (benefit) expense	(651)	(3,159)	-79%	7,180	(3,290)	NM

Loss before discontinued operations	(15,273)	(6,145)	149%	(69,489)	(6,387)	NM
Discontinued operations, net of tax	(282)	(142)	99%	(523)	391	NM

Net loss	$(15,555)	$(6,287)	147%	$(70,012)	$(5,996)	NM

Loss per share:
Basic before discontinued operations	$(0.99)	$(0.40)	147%	$(4.53)	$(0.42)	NM
Basic	(1.01)	(0.41)	146%	(4.56)	(0.39)	NM
Diluted before discontinued operations	(0.99)	(0.40)	147%	(4.53)	(0.42)	NM
Diluted	(1.01)	(0.41)	146%	(4.56)	(0.39)	NM
Weighted average shares outstanding (000):
Basic	15,359	15,272		15,348	15,234
Diluted	15,359	15,272		15,348	15,234

NM = not meaningful

Flow International Corporation

Supplemental Data

(Unaudited)

Dollars in thousands

	Three months ended April 30,			Year ended April 30,
	2003	2002	% Change	2003	2002	% Change
Segment revenue breakdown:
Flow Waterjet Systems:
Systems	$15,903	$24,181	-34%	$76,346	$88,995	-14%
Consumable parts and services	10,557	8,950	18%	45,487	38,768	17%

Total	26,460	33,131	-20%	121,833	127,763	-5%
Avure Technologies
Fresher Under Pressure	2,034	4,963	-59%	4,851	11,917	-59%
General Press	3,240	8,659	-63%	17,431	37,210	-53%

Total	5,274	13,622	-61%	22,282	49,127	-55%

	$31,734	$46,753	-32%	$144,115	$176,890	-19%

Geographic revenue breakdown:
United States	$18,492	$26,260	-30%	$79,450	$95,853	-17%
Rest of Americas	3,009	3,776	-20%	15,673	13,364	17%
Europe	6,206	13,551	-54%	31,326	52,757	-41%
Asia	4,027	3,166	27%	17,666	14,916	18%

	$31,734	$46,753	-32%	$144,115	$176,890	-19%

Depreciation and amortization expense	$2,474	$1,508	64%	$10,112	$6,476	56%
Capital spending	$1,036	$1,940	-47%	$4,671	$8,752	-47%

Flow International Corporation

Condensed Balance Sheet Data

Dollars in thousands

	April 30, 2003	April 30, 2002	% Change
Cash	$15,045	$7,120	111%
Receivables, net	34,600	62,774	-45%
Inventories	40,883	48,164	-15%
Total current assets	100,140	131,646	-24%
Total assets	146,264	206,476	-29%
Total debt	$88,408	$86,862	2%
Total liabilities	138,480	133,546	4%
Total shareholders’ equity	5,459	70,684	-92%